UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 14,  2006

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      Entry into a Material Definitive Agreement.

ITEM 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 14, 2006, we entered into a new $650 million revolving variable rate unsecured credit facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A., and Wachovia Bank, National Association, serving together as syndication agent and as banks, Bank of America, N.A., serving as administrative agent, swing lender, issuing bank and a bank, Morgan Stanley Bank, Wells Fargo Bank, National Association, and Deutsche Bank Trust Company Americas, serving collectively as documentation agent and as banks, and a syndicate of other financial institutions, serving as banks.  Under the terms of the Credit Facility, we may elect to increase the facility by up to an additional $350 million, to an aggregate size of $1 billion, provided that one or more banks (from the syndicate or otherwise) voluntarily agree to provide the additional commitment.  No member of the syndicate of banks can prohibit such increase; such an increase in the facility will only be effective to the extent banks (from the syndicate or otherwise) choose to commit to lend additional funds.  The term of the Credit Facility is four years, and we may extend the term for one additional year provided we are not then in default and upon payment of a ten basis point extension fee.  We paid customary arrangement and upfront fees to the lenders in connection with the closing of the Credit Facility. This new facility replaces our prior $500 million credit facility dated as of May 24, 2004.

At the current rating of our unsecured and unsubordinated long-term indebtedness, we will pay participating banks, in the aggregate, an annual facility fee of 0.125% (approximately $812,500 based on the $650 million size) compared to 0.15% under the prior facility.  The unsecured credit facility bears interest at varying levels based on (1) the London Interbank Offered Rate (“LIBOR”), (2) the rating levels issued for our unsecured and unsubordinated long-term indebtedness and (3) a maturity schedule selected by us.  The current stated pricing is LIBOR plus 0.40% per annum, compared to LIBOR plus 0.55% under the prior facility.  The stated spread over LIBOR can vary from LIBOR plus 0.325% to LIBOR plus 1.00% based upon the rating of our unsecured and unsubordinated long-term indebtedness  (as compared to a spread over LIBOR of 0.5% to 1.15% under the prior facility).  In addition, a competitive bid option is available for borrowings of up to 65% of the Credit Facility amount (initially $422,500,000, compared to $250,000,000 under the prior facility).  This option allows banks that are part of the lender consortium to bid to provide us loans at a rate that is lower than the stated pricing provided by the unsecured credit facility.  The competitive bid option may result in lower pricing than the stated rate if market conditions allow.

Under the Credit Facility we are subject to certain customary covenants, including, but not limited to, maintaining certain maximum leverage ratios, a minimum fixed charges coverage ratio, a maximum secured indebtedness ratio, and a minimum unencumbered assets level.  Eliminated from the prior credit facility was a prohibition on paying dividends in amounts that exceed 95% of our FFO except as may be required to maintain our REIT status.    At the commencement of the Credit Facility, there were no amounts outstanding on the line, $33,462,977.95 was used to provide letters of credit and $616,537,022.05 was available for borrowing.

ITEM 9.01             Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

10.1

Second Amended and Restated Revolving Loan Agreement, dated as of November 14, 2006, among the Company, as Borrower, JPMorgan Chase Bank, N.A., and Wachovia Bank, National Association, each as a Bank and Syndication Agent, Bank of America, N.A. as a Bank, Swing Lender and Issuing Bank, Morgan Stanley Bank, Wells Fargo Bank, National Association, and Deutsche Bank Trust Company Americas, as a Bank and Documentation Agent, the other banks signatory thereto, each as a Bank, J.P. Morgan Securities, Inc. as Sole Bookrunner and Lead Arranger, and Bank of America, N.A., as Administrative Agent. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Thomas J. Sargeant
Name:	Thomas J. Sargeant
Title:	Chief Financial Officer

November 17, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1

Second Amended and Restated Revolving Loan Agreement, dated as of November 14, 2006, among the Company, as Borrower, JPMorgan Chase Bank, N.A., and Wachovia Bank, National Association, each as a Bank and Syndication Agent, Bank of America, N.A. as a Bank, Swing Lender and Issuing Bank, Morgan Stanley Bank, Wells Fargo Bank, National Association, and Deutsche Bank Trust Company Americas, as a Bank and Documentation Agent, the other banks signatory thereto, each as a Bank, J.P. Morgan Securities, Inc. as Sole Bookrunner and Lead Arranger, and Bank of America, N.A., as Administrative Agent. (Filed herewith)